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                                EXHIBIT 2.6

                           ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (the "Agreement") is made and entered into this 16th day of April, 1997, by and among JRJ INVESTMENTS, INC., a Nevada corporation ("Seller"), THE CHAISSON FAMILY TRUST-R501 ("the "Shareholder") and Cross-Continent Auto Retailers, Inc., a Delaware corporation ("Buyer").

                                  RECITALS

    A. Seller owns and operates a dealership known as Chaisson Motor Cars located at 2333 S. Decatur, Las Vegas, Nevada (the "Las Vegas Dealership"), and is about to open a dealership known as Chaisson BMW, located at 261 Auto Mall Drive, Henderson, Nevada (the "Henderson Dealership"); hereinafter referred to individually as a "Dealership" and collectively as the "Dealerships."

    B. Seller has been granted and operates the following new automobile manufacturer's franchises at the Las Vegas Dealership:

         1.   Land Rover,
         2.   Jaguar,
         3.   Volkswagen,
         4.   Audi,
         5.   Bentley and Rolls Royce, and
         6.   BMW,

and has been granted a Satellite Location Addendum to its Dealer Agreement to operate a BMW new automobile manufacturer's franchise at the Henderson Dealership. Pursuant to the Satellite Location Addendum, the Henderson Dealership will be the primary BMW location and the Las Vegas Dealership will be the satellite location.

    C. Seller leases the premises (the "Las Vegas Premises") on which the Las Vegas Dealership is located pursuant to a lease agreement with JRJ Properties, a Nevada general partnership (the "Las Vegas Lease").

    D. Seller leases the premises (the "Henderson Premises") on which the Henderson Dealership is located pursuant to a lease agreement with the Shareholder (the "Henderson Lease").

    E. The Shareholder owns an approximate 2.5 acre tract (the "2.5 Acre Tract") adjacent to the Henderson Premises and having an address of 251 Auto Mall Drive.

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    F.   Subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase and receive from Seller, and Seller desires to sell to Buyer, the right to operate the Dealerships and substantially all of the assets used in or arising out of the operation of the Dealerships.

                                      AGREEMENT

    In consideration of the mutual promises, covenants, terms, representations and warranties herein set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

    1. ASSETS PURCHASED. Subject to and upon the terms and conditions hereof, and in reliance upon the covenants, representations and warranties contained herein, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller's right, title and interest in and to the following described assets (the "Assets"), at the Closing:

         (a) TANGIBLE PERSONAL PROPERTY. All tangible personal property, including without limitation, signage, machinery, shop equipment, tools, furniture, computers, office equipment, telephone system, parts books, equipment records, tenant improvements (that are readily removable from leased premises), vehicle lock boxes and other items of tangible personal property that are or could be used in connection with the operation of the Dealerships (the "Tangible Personal Property") that is listed on the appraisal of Marshall & Stevens, dated February 14, 1997 (the "Appraisal"), adjusted to include those items of Tangible Personal Property acquired by Seller and to exclude those items of Tangible Personal Property disposed of by Seller, in the ordinary course of business subsequent to the date of the Appraisal, in Seller's inventory as of 12:01 AM on the Closing Date, and which, to the extent not listed in the Appraisal, will be listed in Schedule 1(a);

         (b) PARTS AND ACCESSORIES. The parts, accessories, oil, grease, paint and any shop supplies and materials used in the operation of the Seller's service department and body shop, in Seller's inventory as of 12:01 AM on the Closing Date ("Parts");

         (c) NEW VEHICLES. All new unregistered vehicles, including demonstrators having no more that 6,000 miles on their odometer, in Seller's inventory as of 12:01 AM on the Closing Date ("New Vehicles");

         (d) USED VEHICLES. All used vehicles, including without limitation, sport utility vehicles, trucks, and Seller's service vehicles, as mutually agreed

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              upon by Seller and Buyer, in Seller's inventory as of 12:01 AM on the Closing Date ("Used Vehicles");

         (e) RENTAL VEHICLES. All rental vehicles in Seller's inventory as of 12:01 AM on the Closing Date ("Rental Vehicles");

         (f) GOODWILL. The expectation of continued public patronage of Seller's former business, including the right of Buyer to represent itself as carrying on each Dealership in succession to the Seller ("Goodwill");

         (g) RECORDS. Subject to Seller's reasonable right of inspection and copying, the right to maintain at the Dealerships and have access to and copy all books, records, information and other written materials (including those comprised in or derived from data, disks, tapes, manuals, source codes, flow charts and instructions) directly related to the employee lists, fleet customer lists, customer lists, supplier lists, parts lists, price sheets, manuals, marketing materials, catalogs and any similar items used directly in either Dealership (the "Records");

         (h) INTELLECTUAL PROPERTY. All fictitious business firm names, trade names, logos, trademarks, service marks, copyrighted materials, trade secrets, patents, patent applications and other proprietary business information, including without limitation those items which will be identified in Schedule 1(h) that are used in operating each Dealership ("Intellectual Property").

         (i) CONTRACTS. All personal property leases, service contracts, warranty contracts, maintenance contracts, written employment contracts and other contracts and agreements with respect to the providing of products or services to Seller on an ongoing basis, which will be listed in Schedule 1(i) ("Personal Property Contracts")

         (j) LICENSES. All Dealer Franchise Agreements, licenses, permits, authorizations, and consents (except those which by law or by their terms are not transferable) necessary to carry on the operation of each Dealership ("Licenses"); and

         (k) GENERAL SUPPLIES. All license plate frames and inserts, office supplies, letterhead, postage, purchase order forms, parts invoices, repair order forms, counter tickets, file jackets, and similar items related to the operation of each Dealership in Seller's inventory as of 12:01 AM on the day of Closing ("General Supplies").

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    2.   EXCLUDED ASSETS.  Seller and Buyer mutually acknowledge and agree that no assets shall be included in the Assets to be sold, transferred, conveyed, assigned and delivered to Buyer under the terms of this Agreement except the assets or rights of the Seller that are specifically included in the Assets described in paragraph 1 hereof.

    3. ASSUMED LIABILITIES. Except as set forth in subparagraphs 3(a), 3(b), 3(c) and 3(d) (the "Assumed Liabilities"), the Buyer is not assuming or undertaking to assume any liability or obligation of the Seller, including, but not limited to any indebtedness, account payable, product warranty, extended warranty obligation, assessment, tax, penalty, contract, salary, wage, compensation or benefit plan obligation, whether disclosed, unknown, contingent or fixed, arising out of the conduct or operation of either Dealership or otherwise, prior to the time of Closing, or as the result of the consummation of the transactions contemplated by this Agreement. All liabilities other than Assumed Liabilities shall be and remain the obligations of the Seller.

         (a) FLOOR PLAN. Buyer shall either pay in full or, with the consent of U.S. Bank and the release by U.S. Bank of Seller therefrom, assume Seller's floor plan liability secured by liens on vehicles referenced in subparagraph 1(c) (the "Floor Plan"). Buyer also agrees to accept delivery of all merchandise, including new vehicles, on order at Closing, in accordance with prior practices, and either pay or floor plan the same. The holdback applicable to vehicles on which delivery is accepted by Buyer after the date of Closing, which has been or subsequently is received by Seller by any manufacturer represented by Seller, will be paid to the Buyer by Seller at Closing, or within ten (10) days after receipt of such holdback by Seller, whichever is later;

         (b) BMW RENTAL FLEET FINANCING. Buyer shall either pay in full or, with the consent of BMW Financial Corporation and the release by BMW Financial Corporation of Seller therefrom, assume Seller's obligations with respect to amounts owed on all Rental Vehicles purchased by Buyer;

         (c) LICENSES. Buyer agrees to assume all liabilities relating to the Licenses assigned by Seller, except such liabilities that accrued prior to the Closing; and

         (d) PERSONAL PROPERTY CONTRACTS. Buyer agrees to assume all obligations and liabilities of Seller relating to the Personal Property Contracts, except such liabilities that accrued prior to the Closing.

    4. PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller and the Shareholder's Covenant Not To Compete contained herein, and in consideration of the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets and the Shareholder's Covenant Not To Compete, Buyer shall, in addition to the assumption of the Assumed Liabilities as provided in

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paragraph 3 hereof, pay or deliver to Seller at Closing the following thereinafter collectively referred to as the "Purchase Price"):

         (a) CASH. Buyer shall pay $19,500,000, plus or minus the amount of any increase or reduction in the Purchase Price in accordance with paragraph 6 hereof, by cashiers check or other immediately available funds ("Cash");

         (b) RESTRICTED COMMON STOCK. Buyer shall issue to Seller the number of shares of its restricted common stock ("Restricted Shares") that, when multiplied by the average closing price of its common stock as quoted in the Wall Street Journal for the last five business days immediately preceding the date that the transactions contemplated by this Agreement are announced to the public by Buyer (the "Pricing Date"), will equal $5,000,000; provided, however, that if the closing price for Buyer's common stock on the first anniversary of the Closing Date is less than the price per share allocated to the Restricted Stock on the Pricing Date, Buyer shall either:

              (i) Issue to Seller shares of its fully registered unrestricted common stock ("Unrestricted Shares") so that the aggregate value of the Restricted Shares and the Unrestricted Shares issued to Seller (based on the closing price for Buyer's common stock on the first anniversary of the Closing Date) shall equal $5,000,000, or

             (ii) Cash in the form of a cashiers check or other immediately available funds the amount equal to the difference between $5,000,000 and the product of the number of Restricted Shares that are required to be issued to Seller on the Closing Date times the closing price for Buyer's common stock on the first anniversary of the Closing date.

         The Unrestricted Shares or the additional cash shall be delivered to Seller within fifteen (15) days after the first anniversary of the Closing date. Buyer shall not issue any fractional shares and shall pay Seller cash in lieu of any fractional shares based on the price per share allocated to the Restricted Shares on the Pricing Date or the closing price of its common stock as quoted in the Wall Street Journal on first anniversary of the Closing Date, whichever date is applicable.

         (c) PROMISSORY NOTE. Buyer shall execute and deliver a promissory note (the "Note") to Seller in the original principal amount of $3,000,000, bearing interest at eight percent (8%) per annum, payable in thirty-six (36) equal monthly installments, commencing on the first day of the second full month following the Closing Date, or if the Closing Date is on the first day of a month on the first day of the next month. The Note shall be in the form of Exhibit A hereto.

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    5.   ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase
Price shall be allocated among the Assets in the manner which will be set forth in Schedule 5. All federal, state, and local tax returns filed after the Closing by either Buyer or Seller, including, but not limited to, IRS Form 8594, will contain valuations which are consistent with the valuations set forth in
Schedule 5.

    6. ADJUSTMENTS TO THE PURCHASE PRICE. The Purchase Price shall be adjusted as follows:

         (a) In the event the aggregate value of the Tangible Personal Property and the General Supplies, as determined in accordance with subparagraph 18(j), is more or less than $1,3000,000, the Purchase Price shall be increased or reduced by an amount equal to the difference between $1,300,000 and the aggregate value of the Tangible Personal Property and the General Supplies.

         (b) In the event the aggregate value of the Used Vehicles, as determined in accordance with subparagraph 18(i)(i), is more or less than $2,400,000, the Purchase Price shall be increased or reduced by an amount equal to the difference between $2,400,000 and the aggregate value of the Used Vehicles.

         (c) In the event the aggregate equity of the New Vehicle, as determined in accordance with subparagraph 18(i)(ii), is more or less than $237,000, the Purchase Price shall be increased or reduced by an amount equal to the difference between $237,000 and the aggregate equity of the New Vehicles.

         (d) In the event the aggregate value of the Parts, as determined in accordance with subparagraph 18(i)(iii), is more or less than $1,000,000, the Purchase Price shall be increased or reduced by an amount equal to the difference between $1,000,000 and the aggregate value of the Parts.

         (e) In the event the aggregate equity of the Rental Vehicles, as determined in accordance with subparagraph 18(i)(iv), is more or less than $142,000, the Purchase Price shall be increased or reduced by an amount equal to the difference between $142,000 and the aggregate equity of the Rental Vehicles.

    7. CLOSING. Subject to the terms and conditions set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Assets shall take place at the offices of Jones, Jones, Close & Brown, Chartered, 3773 Howard Hughes Parkway, Third Floor South, Las Vegas, Nevada 89109, or at such other place as may be mutually agreed upon by Buyer and Seller, on the earlier date
(a) as soon as practicable following the date on which all conditions to

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the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived, or (b) June 1, 1997, subject to the mutual agreement of the parties to select another date. The date on which the Closing is to occur is hereinafter referred to as the "Closing Date."

    8. TRANSACTIONS AT CLOSING. The following transactions shall take place at Closing:

         (a)  DELIVERIES BY SELLER AND SHAREHOLDER.   The Seller and the
              Shareholder shall deliver the following to the Buyer:

              (i) A Warranty Bill of Sale or Warranty Bills of Sale executed by Seller, in the form of Exhibit C hereto, as are necessary to convey to Buyer all Seller's right, title and interest in and to the Tangible Personal Property and General Supplies, the New Vehicles (including demonstrators and Rental Vehicles treated as new vehicles), the Used Vehicles (including demonstrators and Rental Vehicles treated as Used Vehicles), and the Parts, to the extent and as provided in paragraph 1;

             (ii) An Assignment or Assignments executed by Seller, in the form of Exhibit D hereto, as are necessary to convey to Buyer all Seller's right, title and interest in and to the Licenses and the Intellectual Property, to the extent and as provided in paragraph 1;

            (iii) Leases, executed by the respective landlords, for each of the Las Vegas Premises, the Henderson Premises and the 2.5 Acre Tract, in the forms of Exhibits E, F and G hereto (collectively the "Leases");

             (iv) a Phase I Environmental Report on the Las Vegas Premises, paid for by the Seller, in form and substance satisfactory to Buyer (the "Phase I Report");

              (v) An Investment Letter executed by Seller with respect to the Restricted Shares, in form satisfactory to Buyer's counsel;

             (vi) The Registration Rights Agreement (hereinafter defined) executed by Seller;

            (vii) Copies of resolutions of the Board of Directors of the Seller, duly certified by its Secretary, in form reasonably satisfactory to Buyer's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which Seller is a party as

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                   contemplated hereby, and all action to be taken by Seller
                   hereunder;

           (viii) A Seller's Certificate, in the form of Exhibit H hereto, duly executed by Seller;

             (ix)  The Records referred to in subparagraph 1(g);

              (x) An opinion of counsel to the Seller, in the form of Exhibit I hereto;

             (xi) Any instruments and other documents specifically enumerated in paragraph 11 that is not otherwise set forth in this subparagraph 8(a); and

            (xii) Any other instruments or documents deemed reasonably necessary or desirable by the Buyer in order to consummate the transactions contemplated hereby.

         (b) DELIVERIES BY BUYER. The Buyer shall deliver the following to the Seller:

             (i) The Cash portion of the Purchase Price, the Note, and a stock certificate representing the Restricted Shares;

             (ii)  The Leases executed by the Buyer;

            (iii) A Registration Rights Agreement executed by Buyer, in the form of Exhibit J hereto, granting "piggy-back" registration rights to Seller with respect to the Restricted Shares (the "Registration Rights
                   Agreement");

             (iv) Employment Agreements (hereinafter defined) executed by Buyer, for each of the Key Employees (hereinafter defined), in the forms of Exhibit K, L and M, respectively;

             (v) Copies of resolutions of the Board of Directors of the Buyer, duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which Buyer is a party as contemplated hereby, and all action to be taken by Buyer hereunder;

             (vi) A Buyer's Certificate, in the form of Exhibit N hereto, duly executed by Buyer;

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            (vii)  An opinion of counsel to the Buyer, in the form of
                   Exhibit O hereto;

           (viii) Evidence satisfactory to Buyer of the payment in full of the Floor Plan and the BMW Rental Vehicle financing obligations or of the approved assumption thereof by Buyer and the release therefrom of the Seller;

             (ix) Any instrument and other documents specifically enumerated in paragraph 12 that is not otherwise set forth in this subparagraph 8(b); and

             (x) Any other instruments or documents deemed reasonably necessary or desirable by the Seller in order to consummate the transactions contemplated hereby;

    9. REPRESENTATIONS AND WARRANTIES OF THE SELLER. In order to induce the Buyer to enter into this Agreement, the Seller represents, warrants and covenants to the Buyer, effective as of the date of this Agreement and again at Closing, each of the following:

         (a) ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (b) POWER AND AUTHORITY. Seller has all requisite right, power and authority to own, lease and operate its properties and Assets and to operate the Dealerships as they are now being operated. This Agreement constitutes the valid and binding obligation of the Shareholder (relating to those certain agreements of Shareholder contained in this Agreement) and the Seller, enforceable against them (and each of them respectively in their individual capacity) in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shareholder and the Seller have all requisite right, power and authority to execute and deliver this Agreement and to perform all of his or its obligations under this Agreement.

         (c) NO CONFLICTS. Neither the execution and delivery of this Agreement by the

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              Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or Assets of the Seller or otherwise comprising a part of either Dealership under any of the terms, conditions or provisions of, the Seller's Articles of Incorporation, Bylaws, or any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party or by which it may be bound, or to which the Seller's properties or Assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, constitution, statute, rule or regulation applicable to the Seller or any of its properties or Assets, which in the case of either subparagraph (i) or (ii) above would have a materially adverse effect on the operation of either Dealership by the Seller.

         (d) FINANCIAL STATEMENTS. The Seller has delivered to the Buyer copies of the following financial statements (collectively referred to herein as the "Financial Statements") of the Seller:

               (i)  Balance Sheet, as of March 31, 1997;

              (ii)  Income Statement, as of March 31, 1997; and

             (iii) Balance Sheets and Income Statements for the fiscal year ended December 31, 1996.

              To the best of Seller's information, knowledge and belief, the Financial Statements (including the notes thereto) are true and correct in all respects and have been compiled in accordance with standard dealer financial statement practices and applied on a consistent basis throughout the periods indicated. Without limitation of the foregoing, the Balance Sheet described in subparagraph 9(d)(i) above presents fairly the financial position of the Seller as of the date indicated thereon, and the Income Statement described in subparagraph 9(d)(ii) above presents fairly the results of operations of the Seller for the period indicated thereon.

         (e) TITLE AND RELATED MATTERS. The Seller is the lawful owner of, and has good and valuable title to, or the right to use all of the Assets, and the right to operate the Dealerships under the Franchises set forth in Schedule 9(e), and the Assets and Franchises, will at the Closing be free and clear of all

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              liens and encumbrances except for:

                (i)  the Assumed Liabilities;

               (ii) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings; and

              (iii)  the rights of the franchisors under the Franchises.

              All Parts which Buyer is obligated to purchase in accordance herewith are in returnable condition and undamaged Parts that:

              (w) are still in the original, resalable merchandising package and in unbroken lots;

              (x) were listed for sale in the then current dealer parts and accessories price schedules for each represented manufacturer or other supplier, except "discontinued" or "replaced" parts and accessories;

              (y) were purchased directly from represented manufacturers or other reliable suppliers; and

         (f) LICENSES. The Seller has made copies available to Buyer of, and will list on Schedule 9(f), all Licenses relating to either Dealership. All of the Licenses are adequate for the operation of each Dealership, are valid and in full force and effect, and will be transferred to the Buyer at the Closing, unless such transfer is prohibited by law or by the terms of the material to be transferred.

         (g) INTELLECTUAL PROPERTY. The Seller owns or has the right to use all Intellectual Property identified in Schedule 1(h) presently in use by the Seller, but does not include any Intellectual Property belonging to any represented manufacturer, which Intellectual Property is expressly excluded here from. Other than with respect to those items listed in Schedule 1(h), no royalties or fees are payable by the Seller to any third party by reason of the use of any of the Intellectual Property to which Buyer shall acquire hereunder. No additional Intellectual Property is needed to permit the Seller to operate either Dealership as now operated, and no other Intellectual Property rights of any kind are required by the Seller for its operations, except those Intellectual Property rights belonging to the represented manufacturers.

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         (h)  CONTRACTS AND AGREEMENTS: ADVERSE RESTRICTIONS.  The Seller will deliver to Buyer copies of all Personal Property Contracts listed in Schedule 1(i) to which the Seller is a party or by which it or any of its property which is subject hereto is bound. All Personal Property Contracts included in Schedule 1(i) in full force and effect and binding upon the parties thereto, and none of the parties thereto is in breach of any of the provisions thereof.

         (i)  LITIGATION AND OTHER PROCEEDINGS.  Except as set forth in
              Schedule 9(i) the Seller is not a party to any pending or threatened claim, action, suit, investigation or proceeding, nor is it subject to any order, judgment or decree, except for matters which, in the aggregate, would not have or cannot reasonably be expected to have, a material adverse effect on the financial condition, or the results of operation of either Dealership, and none that would relate to or affect the proposed transaction hereunder.

         (j) ENVIRONMENTAL PROTECTION. To the best of Seller's information, knowledge and belief:

                (i) The Seller has obtained all permits, licenses and other authorizations, which are required under applicable laws currently in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes or the manufacture of substances subject to the Toxic Substances Control Act (hereinafter collectively referred to as the "Environmental Laws").

               (ii) The Seller is in compliance with all terms and conditions of such permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, order, decree, judgment or notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder as they apply to the Seller.

              (iii) The Seller has not received any notification from any governmental authority or any other person nor does the Seller have knowledge,

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                   that any of the current or former properties, assets or
                   operations of the Seller or its former subsidiaries, if any, are in violation of any applicable Environmental Laws.

              (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter from a governmental entity pending or threatened against the Seller.

               (v) There are no past or present events, conditions,
                   circumstances, activities, practices, incidents, actions or plans, which will interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder, or which will give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state or local laws in effect as of the date hereof, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation which would be materially adverse to the Seller, based on or resulting from the operation of either Dealership by the Seller, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law) has occurred or is currently occurring in connection with the operation of either Dealership by the Seller and which would be materially adverse to the Seller. The real property currently owned, leased or otherwise utilized by the Seller contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law), as a result of which there would be a materially adverse effect on the Seller.

         (k) EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS. Schedule 9(k) will contain (i) a complete and correct list of all pension, bonus, profit sharing, retirement, stock option, medical expense, dental expense, hospitalization, life insurance or other death benefit, severance, and other benefit plans, agreements, arrangements or other programs providing remuneration or benefits for Seller's employees, whether or not funded and whether or not reflected in any plan documents, including available vacation of Seller's employees and (ii) a list all of the current employees of the Seller and independent contractors regularly performing services on behalf of the Seller and their respective rates of compensation including any salary, bonus or other payment arrangement made with any of them. The Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not, to Seller's knowledge, committed any unfair labor practice. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. There have been no material defaults, breaches, omissions or other failings by the Seller or any fiduciary under any of these contracts or programs. Except as set forth in Schedule 9(m), the Seller does not sponsor any employee benefit plan defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. Section 1002(3)).

         (l) BROKERS AND FINDERS. Other than Elysium Enterprises, Inc. and the Real Corporation (collectively, the "Broker"), no broker or finder has any potential claim against Seller for a commission or fee arising out of the transactions contemplated herein.

         (m)  CONSENTS TO CONSUMMATION.  Except as will be disclosed in
              Schedule 9(m), no consent, approval or other action of any third party is required to be obtained by the Seller or the Shareholder in connection with the transactions contemplated by this Agreement.

         (n) EQUIPMENT. To the best of Seller's information, knowledge and belief, the Tangible Personal Property is in good repair and operating condition.

         (o) CONTINUATION OF BUSINESS. Except for the failure of Buyer to qualify for all necessary federal, state and local licenses or the failure of any manufacturer to approve a transfer of a Franchise, the Seller knows of no reason why either Dealership will not continue on in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that the Buyer causes the operation of the Dealership to change following the Closing. The Seller has no reason to believe that at any time in the foreseeable future either Dealership shall be materially or adversely affected by any event, including but not limited to the loss of customers of the Dealership, the reduction in the quality and quantity of its business, the termination or reduction in the probability of any existing, pending, or anticipated contracts or projects of the Dealership, or otherwise, except to the extent that the Buyer causes the operation of the Dealership to change following the Closing.
              The Seller will use its best efforts to cause the employees, agents, and independent contractors who have performed services for each Dealership in the past to continue to do so following the Closing, to the extent the Buyer so requests.

         (p) COPIES COMPLETE; NO DEFAULT. The copies of all documents which have been delivered or otherwise been made available to the Buyer in connection with the transactions contemplated hereby are complete and accurate and are true and correct copies of the originals thereof, to the best of Seller's information, knowledge and belief.

         (q) BORROWED MONIES. The Seller is not in default in any respect under, and is not otherwise in violation or contravention of, any of the terms and provisions of any agreement for the repayment of borrowed monies. All notes and other documents and instruments evidencing or relating to indebtedness for borrowed monies by the Seller and which relate to any of the Assets will be identified in Schedule 9(q).

         (r)  COMPLIANCE WITH LAWS.  Other than as set forth in Schedule
              9(i), the Seller has no knowledge of (i) any governmental proceeding or investigation involving the Seller, nor has any reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation which does or would materially adversely affect either Dealership or the property of the Seller,
              (ii) any facts which might reasonably be believed to be a basis for any other action, suit, proceeding, arbitration, claim, or counterclaim against the Seller which materially adversely affects either Dealership or the property of the Seller, (iii) any violations of federal, state or local laws, ordinances, rules, codes, regulations or orders by the Seller which materially affect either Dealership or the property of the Seller or the possession, use, occupancy or operation of any of its facilities or either Dealership, and (iv) any illegal kick backs, bribes, or political contributions made by the Seller.

         (s) NO CHANGES. Except as will be disclosed in Schedule 9(s), the Seller has not since December 31, 1996, (i) operated either Dealership except in the ordinary course of business, (ii) incurred any debts, liabilities or obligations except in the ordinary course of business, (iv) mortgaged, pledged or subjected to lien or other encumbrance any of the Assets, except in the ordinary course of business, or (v) sold or transferred any of its tangible Assets, or canceled any debts or claims, except, in each case, in the ordinary course of business.

         (t) FULL DISCLOSURE. No representation or warranty of the Seller or the Shareholder in this paragraph 9 (including any information in the Schedules attached or to be attached to this Agreement), will at the Closing, when read together, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

    10.   REPRESENTATIONS AND WARRANTIES OF BUYER.   The Buyer represents and
warrants to the Seller and the Shareholder effective as of the date of this Agreement and again at Closing, as follows:

         (a)  ORGANIZATION AND STANDING OF BUYER.   Buyer is a corporation
              duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires it to be so qualified.

         (b) AUTHORIZATION. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         (c) NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation by the Buyer of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer, or the Buyer's Articles of Incorporation, Bylaws, or any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party or by which it may be bound, or to which the Buyer's properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, constitution, statute, rule or regulation applicable to the Buyer or any of its properties or assets, which in the case of either subparagraph (i) or (ii) above would have a materially adverse effect on the Buyer or its financial condition.

         (d) BROKERS AND FINDERS. Other than Elysium Enterprises, Inc. and the Real Corporation (collectively, the "Broker"), no broker or finder has any potential claim against Buyer for a commission or fee arising out of the transactions contemplated herein.

         (e) LITIGATION OR OTHER PROCEEDINGS. Buyer is not a party to any pending or to its knowledge any threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which in the aggregate, will not have, or cannot reasonably be expected to have, a materially adverse effect on the financial condition of the Buyer, and none that would affect the Buyer's ability to consummate the transactions and perform its obligations contemplated hereby.

    11. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the transactions contemplated hereby shall be subject, at its option, to the fulfillment prior to the Closing Date of the following additional conditions, each of which can be waived by the Buyer:

         (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations, warranties, covenants and agreements made by the Seller and the Shareholder in, or pursuant to, this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

         (b) COMPLIANCE WITH AGREEMENT. The Seller and the Shareholder shall have fully performed and strictly complied with all of their covenants, agreements, conditions and obligations under this Agreement to be performed or complied with by Seller or Shareholder on or prior to the Closing Date and the Seller or Shareholder shall have delivered to the Buyer a duly executed Certificate.

         (c) THIRD PARTY CONSENTS. This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties, including lenders, lessors, and represented manufacturers, required to consummate the transactions. Without limiting the generality of the foregoing, each represented manufacturer of each Dealership must approve Buyer as a dealer in Las Vegas and Henderson, Nevada prior to Closing, unless any represented manufacturer's approval is waived by the Buyer.

         (d) ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement, or to their consummation, shall have been instituted or threatened on or before the Closing Date.

         (e) AUDIT. Price Waterhouse shall have timely performed the Audit (hereinafter defined), prepared the Audited Financial Statements (hereinafter defined), and delivered a copy of the Audited Financial Statements to Buyer.

         (f)  PHYSICAL INVENTORY.   Buyer and Seller shall have jointly
              conducted a physical inventory of all Tangible Personal Property, Parts, New Vehicles, Used Vehicles, Rental Vehicles, General Supplies and Intellectual Property, the results of which are mutually satisfactory to Buyer and Seller.

         (g)  APPROVAL OF DOCUMENTATION.   The form and substance of all
              Schedules, certificates, instruments and other documents required to be delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

         (h) HART-SCOTT-RODINO ACT. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Act"), and regulations promulgated thereunder, shall have expired.

         (i) NO ADVERSE CHANGE. Buyer shall have determined, to its satisfaction, that as of the Closing Date, there have been no material adverse changes in the business, operations, properties, Assets, revenues, earnings, liabilities, or condition (financial or otherwise), of either Dealership.

         (j) DUE DILIGENCE. Based on such examinations and inquiries as Buyer shall have made or shall have caused to be made on or before May 15, 1997, the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) of each Dealership shall be satisfactory to Buyer, in Buyer's sole judgment and discretion.

         (k) POST 1996 LETTER. Price Waterhouse shall have prepared the Post 1996 Letter and delivered it to Buyer.

         (l) ADDITIONAL INFORMATION. Seller and Shareholder shall furnish to Buyer and Buyer's counsel such additional information, certificates, and other documents as Buyer shall have reasonably requested.

    12.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.   The obligation
of the Seller to effect the transactions contemplated by this Agreement shall be subject, at its option, to the fulfillment prior to the Closing Date of the following additional conditions each of which can be waived by the Seller:

         (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in or pursuant to this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

         (b) COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at, or prior to, the Closing Date.

         (c) DELIVERY OF PURCHASE PRICE. The Seller shall have received the Purchase Price in accordance with paragraph 4 hereof.

         (d) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents required to be delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

         (e) ADDITIONAL INFORMATION. Buyer shall furnish to Seller and Seller's counsel such additional information, certificates, and other documents as Seller shall have reasonably requested.

    13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of 3 years, and any claim or cause of action for indemnification under paragraph 16 for breaches of representations or warranties set forth in this Agreement or in any exhibit or document furnished hereto may be made so long as any claim may be made in respect of such matters under applicable statutes of limitation. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein for the time period set forth above.

    14. SHAREHOLDER'S AND SELLER'S COVENANT NOT TO COMPETE. Because the sale of the Assets involves the sale of the goodwill of the Dealerships, both the Shareholder and the Seller agree that they will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise:

    (a) enter into or engage in the business of operating a new vehicle dealership, warranty repair business, or other related business which may compete directly or indirectly with the Buyer, with respect to any of the New Vehicle Franchises listed in Schedule 9(f) within the Las Vegas or Henderson, Nevada metropolitan areas (the "Restricted Area") for a term of three (3) years from the Closing Date (the "Restrictive Period"), or

    (b) provided that none of the Key Employee's employment pursuant to the Employment Contracts is terminated by Buyer for other than cause as defined in the Employment Contracts during the Restricted Period, enter into or engage in the business of operating any new vehicle dealership, warranty repair business, or other related business which may compete directly or indirectly with the Buyer within the Restricted Area for the Restrictive Period.

Further, neither the Shareholder nor the Seller will individually, collectively or in conjunction with others, directly or indirectly, within the Restricted Period and Restricted Area, directly or indirectly solicit or hire any employee of the Buyer or encourage any such employee to leave such employment unless such employee has already terminated such employment with the Buyer or the Buyer and the Seller have mutually agreed in advance to the solicitation or employment. The Seller and the Shareholder also agree that in the event of breach of these covenants, the Buyer may protect its property rights in the goodwill of the Dealerships by injunction or otherwise.

    15.  TERMINATION.  This Agreement may be terminated as follows:

         (a) MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

         (b) BY THE BUYER. This Agreement may be terminated by written notice of termination given by the Buyer to the Seller if (i) Buyer elects to terminate as provided in subparagraph 18(o), (ii) all of the conditions set forth in paragraph 11 are not satisfied, or
              (iii) there shall occur any material default or failure on the part of the Seller or the Shareholder to perform any obligations of Seller or Shareholder set forth herein, and such default or failure has not been waived by Buyer.

         (c) BY THE SELLER AND THE SHAREHOLDER. This Agreement may be terminated by written notice of termination given by the Seller or the Shareholder to the Buyer if (i) all of the conditions set forth in paragraph 12 are not satisfied, or (ii) there shall occur any material default or failure on the part of the Buyer to perform any of its obligations set forth herein, and such default or failure has not been waived by Seller or Shareholder as applicable.

    16.  INDEMNIFICATION.  (a) Seller hereby agrees as follows:

          (i) GENERAL INDEMNIFY. That it will indemnify, defend and hold harmless the Buyer and its respective successors and assigns (the "Buyer Indemnified Parties") from and against all claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter collectively referred to as the "Buyer Damages"), incurred by any Buyer Indemnified Party as a result of or incident to (a) any material breach of any representation, warranty, covenant or agreement made by the Seller or the Shareholder or either of them in this Agreement, or (b) any liability of Seller of whatever nature arising out of the conduct of the Dealerships or otherwise prior to the Closing Date.

         (ii) ENVIRONMENTAL INDEMNIFICATION. With respect to any existing or potential liability arising out of any condition, activity or event existing or occurring prior to the date hereof with respect to any property comprising part of either Dealership for which there is any material risk of liability to any governmental agency or body or any other person or entity for the violation of any statute, rule, regulation, ordinance or other law or for which there may be liability in tort, or otherwise, and which is related to and arises out of an environmental condition, the Seller agrees that it will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all claims, damages, actions, suits, proceeding, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Buyer Indemnified Party as a result of such environmental condition and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition.

        (iii) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy Buyer may have for breach of representation, warranty, or covenant.

         (iv) THIRD PARTY CLAIMS.  In the event that a Buyer Indemnified
              Party desires to make a claim against the Seller under subparagraphs 16(a)(i) or 16(a)(ii) in connection with any action, suit, proceeding or demand at any time instituted against, or made upon, the Buyer Indemnified party by any third party for which the Buyer Indemnified Party may seek indemnification hereunder (a "Third Party Claim"), the Buyer Indemnified Party shall promptly notify the Seller of such Third Party Claim and of the Buyer Indemnified Party's claim of indemnification with respect thereto; provided, however, that no reasonable delay on the part of the Buyer Indemnified Party in notifying the Seller shall relieve the Seller from any obligation hereunder. The Seller shall have thirty (30) days after receipt of such notice to notify the Buyer Indemnified Party if it has elected to assume the defense of such Third Party Claim. If the Seller timely elects to assume the defense of such Third Party Claim, the Seller shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided that the Buyer Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, and provided further that the Seller must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard. If the Seller fails to notify the Buyer Indemnified Party within thirty (30) days after receipt of the notice of a Third Party Claim, the Buyer Indemnified Party shall be entitled to assume the defense of such Third Party Claim (and the Buyer Indemnified Party need not consult with, or obtain the consent of the Seller) and in the Buyer Indemnified Party's sole discretion prosecute, litigate, settle and perform such other actions as the Buyer Indemnified Party may deem necessary in order fully to protect the Buyer Indemnified Party's interests, and the Seller will remain responsible for indemnification of the Buyer Indemnified Party to the full extent provided in this paragraph 16(a).

    (b)  Buyer agrees as follows:

         (i) GENERAL INDEMNIFY. That it will indemnify, defend and hold harmless the Seller and its respective successors and assigns (the "Seller Indemnified Parties") from and against all claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter collectively referred to as the "Seller Damages"), incurred by any Seller Indemnified Party as a result of or incident to (a) any material breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, or (b) any liability of Buyer, or any subsidiary of Buyer, of whatever nature arising out of the conduct of the Dealerships or otherwise subsequent to the Closing Date.

         (ii) ENVIRONMENTAL INDEMNIFICATION. With respect to any existing or potential liability arising out of any condition, activity or event caused by Buyer, or any subsidiary of Buyer, occurring subsequent to the Closing with respect to any property comprising part of either Dealership or the 2.5 Acre Tract for which there is any material risk of liability to any governmental agency or body or any other person or entity for the violation of any statute, rule, regulation, ordinance or other law or for which there may be liability in tort, or otherwise, and which is related to and arises out of an environmental condition, the Buyer agrees that it will indemnify, defend and hold harmless the Seller Indemnified Parties from and against all claims, damages, actions, suits, proceeding, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Seller Indemnified Party as a result of such environmental condition and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition.

        (iii) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy Buyer may have for breach of representation, warranty, or covenant.

         (iv) THIRD PARTY CLAIMS. In the event that the Seller Indemnified Party desires to make a claim against the Buyer under subparagraphs 16(b)(i) or 16(b)(ii) in connection with any action, suit, proceeding or demand at any time instituted against, or made upon, any Seller Indemnified Party by any third party for which any Seller Indemnified Party may seek indemnification hereunder (a "Third Party Claim"), the Seller Indemnified Party shall promptly notify the Buyer of such Third Party Claim and of the Seller Indemnified Party's claim of indemnification with respect thereto; provided, however, that no reasonable delay on the part of the Seller Indemnified Party in notifying the Buyer shall relieve the Buyer from any obligation hereunder. The Buyer shall have thirty (30) days after receipt of such notice to notify the Seller Indemnified Party if it has elected to assume the defense of such Third Party Claim. If the Buyer timely elects to assume the defense of such Third Party Claim, the Buyer shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided that the Seller Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, and provided further that the Buyer must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard. If the Buyer fails to notify the Seller Indemnified Party within thirty (30) days after receipt of the notice of a Third Party Claim, the Seller Indemnified party shall be entitled to assume the defense of such Third Party Claim (and the Seller Indemnified Party need not consult with, or obtain the consent of the Buyer) and in the Seller Indemnified Party's sole discretion prosecute, litigate, settle and perform such other actions as the Seller Indemnified Party may deem necessary in order fully to protect the Seller Indemnified party's interests, and the Buyer will remain responsible for indemnification of the Seller
              Indemnified Party to the full extent provided in this paragraph 16(b).

    17.  PRE-CLOSING COVENANTS.  Buyer and Seller agree that prior to Closing:

         (a) NOTICES AND CONSENTS. The Seller will give any notices to third parties, and will use its best efforts to assist Buyer in obtaining any third party consents, that the Buyer may request in connection with consummating the transactions contemplated by this Agreement.

         (b) CONDUCT OF BUSINESS BY THE SELLER PRIOR TO THE CLOSING DATE. During the time period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall conduct its operations according to their ordinary and usual course of business reasonably consistent with past and current practices in light of the Seller's current financial position and use its best efforts to maintain and preserve its business organization, properties and advantageous business relationships, and retain the services of its officers and key employees and the Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will (i) not hold any kind of liquidation or going out of business sale, (ii)) not sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement,
              (iii) except for transactions in the ordinary course of the Seller's business, not enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than renewals of contracts and leases without adverse changes of terms; (iv) not increase in any manner the compensation or fringe benefits of any of the Seller's employees or officers or pay any pension or retirement allowance not required by any existing plan or agreement, to any such employees or officers, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or officer or other person other than payments consistent with past practices and current incentive compensation plans, (v) not agree to, or make any commitment to, take any of the actions prohibited by this subparagraph 17(b), (vi) not change its past practices in the acquisition or sale of the used or rental vehicle inventory of either Dealership; (vii) not change its past practices in the acquisition or sale of the new vehicle inventory of either Dealership; or (viii) not change its past practices in the acquisition or sale of Parts inventory of either Dealership.

         (c)  FULL ACCESS.   Seller will permit representatives of the Buyer to
              have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to the books, records, properties, assets and operations of the Seller. The Seller shall furnish to Buyer and representatives of Buyer such financial, operating and other data and information, and copies of documents with respect to the Seller as Buyer shall from time to time reasonably request. Such access and information shall not in any way affect or diminish any of the representations or warranties made by Seller in this Agreement.

         (d) NOTICE OF ADVERSE CHANGES. The Seller will give prompt written notice to the Buyer of any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of either Dealership.

         (e) STANDSTILL. From the date hereof and through the date of termination of this Agreement, the Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate submission of any proposal or offer from any person or entity (including any of their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the Assets of the Seller, or any equity interest in the Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

         (f) ASSISTANCE. Both Buyer and Seller each agree to use their best efforts to create a workable, smooth and orderly transition between Seller's and Buyer's operation of the Dealerships.

         (g) RISK OF LOSS. Risk of loss or damage by fire or other casualty to the Assets before Closing is assumed by Seller. In the event of a material loss or damage to the Assets, Buyer shall have the option to terminate this Agreement.

         (h) HART-SCOTT-RODINO NOTIFICATION. Between the date of this Agreement and the Closing Date, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("Justice Department") under the Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Buyer, the Seller, the Shareholder and the Dealerships as the parties need to perform their obligations hereunder. The Buyer agrees to pay all filing fees and costs due governmental agencies with regard to the notification under and compliance with the Act and all regulations promulgated thereunder.

         (i) AUDIT. Seller will consent to an audit (the "Audit") to be conducted under generally accepted auditing standards of the books, records, and financial statements of the Seller for 1995 and 1996 and any additional years if required by applicable law, and shall allow Audited Financial Statements (hereinafter defined) to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any deferred warranties, charge backs, inventory write-downs, repossessions, contracts in transit, and any other appropriate reserves. As used in this Agreement, "Audited Financial Statements" shall mean an audited (i) balance sheet dated December 31, 1996 for the Seller, and (ii) income statement for the year ending December 31, 1996 for the Seller. The Audit will be conducted by Buyer's accountants, Price Waterhouse, LP, assisted by the Seller's accountants, Conway, Stuart & Woodbury. Seller agrees to cause the full cooperation of the officers, directors, and employees of the Seller in the Audit as requested by Buyer. The start date of the Audit will be no later than April 21, 1997. The Seller's accounting staff will assist in gathering information and providing schedules and analyses in order to have the Audit completed by May 15, 1997. In addition, as near as possible prior to the Closing Date, Price Waterhouse shall review the activities of the Seller for the period after December 31, 1996, and shall prepare a letter (the "Post 1996 Letter") setting forth any material adverse changes in the revenues, earnings, liabilities, or financial condition of either Dealership.

         (j) FURTHER ASSURANCES. Seller shall from time to time, upon the request of Buyer, execute and deliver to Buyer such further instruments and take such further action as Buyer may reasonably request, in order to consummate the transactions contemplated by this Agreement as expeditiously as possible and to place Buyer in possession and control of the Assets and to enable Buyer to exercise and enjoy all rights and benefits with respect thereto.

    18.  ADDITIONAL AGREEMENTS AND COVENANTS.

         (a)  Intentionally Omitted.

         (b) CHAISSON MOTORS CARS AND CHAISSON BMW NAMES. The Seller and the Shareholder consent for all purposes to the Buyer's continued use of the Chaisson Motor Cars, Chaisson BMW and any other names including the word Chaisson (collectively, the "Chaisson Names") that are, or could be used, in connection with the operation of the Dealerships within the Restricted Area. Buyer is not obligated to use any Chaisson Names. Neither Seller or Shareholder shall be prohibited from using the name Chaisson in any non-competing business venture, or from using any Chaisson Name if Buyer ceases using the name Chaisson in connection with all of its automobile dealerships within the Restricted Area.
              The parties acknowledge that the Dealerships' television, radio and print advertisements aimed at the Restricted Area may also be broadcast or distributed outside the Restricted Area, and the Seller and the Shareholder agree such advertisements shall not be a violation of this Agreement, and

              (i) No separate consideration, over and above the Purchase Price, is owed by the Buyer to the Seller or the Shareholder for this consent to use the "Chaisson" name as provided herein.

              (ii) As soon as practicable after the Closing, the Seller agrees to file (a) with the Nevada Secretary of State any terminations and/or consents necessary to allow Buyer to use the "Chaisson" names and (ii) with the County Clerk of Clark County, Nevada appropriate certificates acknowledging Seller's termination of the Chaisson Names that have been filed. As soon as practicable after the Closing, Buyer agrees to file with the County Clerk of Clark County, Nevada appropriate certificates acknowledging Buyer's use of any Chaisson Names. The parties mutually agree to take other reasonable steps as from time to time may be appropriate to avoid confusion and mistake by third parties as to their respective corporate identities.

             (iii) The Buyer's right to use the Chaisson Names in the
                   Restricted Area shall be binding on the Seller as well as the Shareholder and on all of their assignees, licensees, transferees and successors in interest, and every such sale, assignment, license or transfer entered into by either the Seller or the Shareholder shall be expressly subject to the Buyer's continued right to use the Chaisson Names in the Restricted Area as provided in this Agreement.

              (iv) Other provisions hereof to the contrary notwithstanding,
                   Buyer's right to continued use of the Chaisson Names shall absolutely terminate on the first to occur of (a) the termination of this Agreement; (b) the mutual agreement of the Seller and the Buyer after Closing; or (c) the Buyer's cessation of use thereof in the Restricted Area.

         (c) WASTE DISPOSAL. Seller agrees, at its sole cost, to properly dispose of all pollutants, contaminants, or hazardous or toxic materials or wastes accumulated by Seller prior to Closing and located on any of the properties of either Dealership.

         (d) WE OWES AND WORK IN PROCESS. Seller agrees to reimburse Buyer for the cost of Seller's "We Owes" accumulated prior to Closing and performed by the Buyer after Closing. "We Owes" is a term of art in the automobile dealer industry and its meaning for purposes of this Agreement shall be the same as it is used in such industry. Buyer agrees to pay Seller for the reasonable value of its Work In Process (at Seller's cost for parts and labor) accumulated prior to Closing. All We Owes shall be listed on Schedule 18(d)(i) and All Work In Process shall be listed on
              Schedule 18(d)(ii).

         (e) RETURN RESERVE. Seller agrees to assign and transfer its parts and accessories return reserve to the Buyer, if assignable, and allow Buyer to participate in such return reserve accumulated prior to Closing.

         (f) BILLED WEEK. The parties will cooperate on transfer of in-bound New Vehicles and Parts prior to Closing to properly reflect the invoicing therefore to either Buyer or Seller, as appropriate, using the manufacturers' related dealer codes.

         (g) UTILITY AND TELEPHONE SERVICE. Seller agrees to sign over all utility and telephone services, including telephone numbers, to Buyer once Closing becomes eminent. Seller agrees to allow Buyer to assume all utility and telephone deposits, provided that Buyer shall pay to Seller the amount of any such assumed deposits. Seller agrees to use its best efforts to assure that there will be no breaks or discontinuances of any utility or telephone services upon Closing.

         (h) EMPLOYEE LIST. To the extent not set forth in Schedule 9(k), Seller agrees to provide, at least 10 days prior to Closing, a list of all employees of the Seller. Such list shall contain the employee's name, employment description, annual compensation or formula for computing such annual compensation, accrued vacation pay and tentative vacation plans. Buyer agrees to honor all disclosed vacation plans, provided Seller pays to Buyer an amount equal to all accrued vacation pay at the time of Closing.

         (i)  INVENTORIES.   Prior to Closing, Buyer and Seller shall conduct a
              physical inventory of all Parts, New Vehicles, Used Vehicles and Rental vehicles owned by the Seller and shall determine the values thereof in the following manner:

              (i) Seller and Buyer shall agree to the value of the Used Vehicle inventory of each Dealership. If Buyer and Seller fail to agree on the value of any Used Vehicle, Seller shall retain it and remove it from the Dealership.

              (ii) Buyer and Seller shall calculate the value of the New
                   Vehicle inventory of each Dealership. The value of each new vehicle shall be the cash sum equal to the factory invoice price (excluding any Seller internal profit) to the Dealership, less any factory hold back rebate, any other factory rebate or incentive which the Dealership may have received, or to which the Dealership is or may become entitled to receive, advertising credits and interest credits, plus performed PDI at Seller's cost (excluding any internal profit), options added at Seller's costs (excluding any internal profit), and any freight and handling charges. All demonstrators shall be valued for a cash sum equal to an amount as calculated above, except demonstrators having more than 6,000 miles on the odometer shall be treated as a Used Vehicle. The value of any New Vehicle shall be decreased by an amount equal to Seller's cost (excluding any internal profit) of repair for any physically damaged vehicle.

             (iii) Seller and Buyer shall calculate the value of the Parts inventory, based on the cost of the parts and accessories set forth in the then-current dealer parts and accessories price schedule for the applicable represented manufacturer or other reliable supplier.

              (iv) Seller and Buyer shall agree to the value of the Rental
                   Vehicle inventory of each Dealership. If any Rental Vehicle has no more than 6,000 miles on its odometer it shall be treated as though it were a New Vehicle. If any Rental Vehicle has more than 6,000 miles on its odometer, it shall be treated as though it were a Used Vehicle.

         (j) TANGIBLE PERSONAL PROPERTY. The value of the Tangible Personal Property of the Dealerships shall be based on the appraisal from dated, 1997. Any Tangible Personal Property added in 1997 that is not shown on the appraisal and all General Supplies shall be added to the value of the Tangible Personal Property at Seller's cost (excluding any Seller internal profit).

         (k) EMPLOYMENT CONTRACTS. Buyer will execute and deliver employment contracts (the "Employment Contracts") with James J. Chaisson, Jr., John P. Chaisson, and Ryan A. Cook (individually, a "Key Employee", and collectively, the "Key Employees"). Each employment contract shall be for a three (3) year term and shall be terminable by Buyer only upon "Cause" consisting of either (i) a conviction of a felony, (ii) commitment of fraud, (iii) theft of any property of employer or employer's customers, (iv) reporting to work under the influence of alcohol or controlled substances (other than prescription medication which is possessed and being taken pursuant to a current and valid physician's prescription), or (v) repeated failure on the part of a Key Employee to perform his duties in the usual and customary manner in the retail automobile business. The Employment Contracts shall contain the following terms and such other terms upon which the Buyer and the employee shall mutually agree:

              (i) James J. Chaisson, Jr shall be employed as the General Manager of the Las Vegas Dealership at a salary of $3,500 per month, plus a monthly bonus of 10% of the net profits of the Las Vegas Dealership before income taxes; provided that he shall be guaranteed compensation of at least $15,000 per month.

              (ii) John P. Chaisson shall be employed as the Parts and Service
                   Director of the Las Vegas Dealership at a salary of $5,000 per month, plus a monthly bonus consisting of the sum of (a) the of 3% of BMW, 1% of Jaguar and 1% of Land Rover, parts, service, and body shop net income of the Las Vegas Dealership so long as the respective BMW, Jaguar and Land Rover C.S.I. is equal to or greater than the regional average and (b) 2% of the net profits of the Las Vegas Dealership before income taxes.

             (iii) Ryan A. Cook shall be employed as the Sales Manager of
                   Volkswagen and Audi Franchises at the Las Vegas
                   Dealership at a salary of $2,500 per month plus a commission not to exceed 7% of the gross sales and F&I for Volkswagen and Audi Franchises at the Dealership; provided that he shall be guaranteed compensation of at least $7,500 per month.

              Each Employment Contract shall provide that either party may terminate the Employment Contract upon thirty (30) days written notice to the other party and that Buyer may terminate immediately for Cause. In the event a Key Employee terminates his Employment Contract or is terminated for Cause, he shall receive his compensation calculated to the date of termination, and Buyer shall be relieved of any further obligation to pay any additional base compensation or bonus to the employee. In the event Buyer terminates the employment contract without Cause, the employee will receive his base compensation plus an amount equal to his bonus or commission compensation earned by him for the period of twelve (12) months prior to the date of termination.

         (l) SELLER'S AND SHAREHOLDER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Both the Seller and the Shareholder recognize and acknowledge that they have in the past, they currently have, and in the future may possibly have access to certain confidential information of each Dealership, including, but not limited to, lists of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Dealerships (the "Confidential Information). The Seller and the Shareholder agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Buyer or Seller, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Seller or Shareholder, or the parties mutually agree to such disclosure. In the event of a breach or threatened breach by the Seller or Shareholder of the provisions of this subparagraph, the Buyer shall be entitled to an injunction restraining the Seller or Shareholder from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         (m) BUYER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Buyer recognizes and acknowledges that it has in the past, it currently has, and in the future may possibly have access to the Confidential Information. The Buyer agrees that it will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to affiliated entities and authorized representatives of the Buyer, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Buyer. In the event of a breach or threatened breach by the Buyer of the provisions of this subparagraph, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         (n) PRO-RATING OF TAXES. Any and all real property taxes and personal property taxes relating to the real property covered by the Leases and the Assets shall be pro-rated to the time of Closing and Buyer shall reimburse Seller for any such taxes paid by Seller that are applicable to a period of time following the Closing.

         (o) AGGREGATE ADJUSTED 1996 EARNINGS. In the event the aggregate adjusted 1996 earnings (hereinafter defined) are less than $4,534,000, Buyer may either terminate this Agreement (and neither Buyer nor Seller shall have any further obligations or liabilities under this Agreement), or proceed to Closing in accordance with the terms of this Agreement. As used in this Agreement, the term "Aggregate Adjusted 1996 Earnings" shall mean the aggregate amount of each dealership's 1996 net profit before income taxes as shown on the Seller's consolidated income statement for 1996 in the Audited Financial Statements prepared by Price Waterhouse as a result of the Audit.

    19.  GENERAL PROVISIONS

         (a) ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. Except as otherwise agreed to in writing signed by all parties hereto, there are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Seller, the Shareholder and the Buyer.

         (b) THIRD PARTY CONSENTS. The Seller and the Buyer mutually agree to cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

         (c) EXHIBITS. Preliminary drafts of all Schedules and Exhibits C through and including H shall be prepared by the Seller and Shareholder by May 10, 1997, and delivered to Buyer for Buyer's review. Preliminary drafts of Exhibits A and J through and including O shall be prepared by Buyer by May 10, 1997, and delivered to Seller for Seller's review. Final Schedules and Exhibits shall be prepared by the party that prepared the preliminary drafts, initialed by the parties, and attached to this Agreement at Closing. When attached to this Agreement, the exhibits shall be made a part of this Agreement by reference.

              SCHEDULES:
              Schedule 1 (a)   - Tangible Personal Property
              Schedule 1 (h)   - Intellectual Property
              Schedule 1 (i)   - Personal Property Contracts
              Schedule 5       - Allocation of Purchase Price
              Schedule 9 (e)   - Franchises
              Schedule 9 (f)   - Licenses
              Schedule 9 (i)   - Litigation
              Schedule 9 (k)   - Employment Contracts and Benefit Plans
              Schedule 9 (m)   - Consents to Consummation
              Schedule 9 (s)   - No Changes


              EXHIBITS:
              Exhibit "A"  - The Note
              Exhibit "B"  - Intentionally Omitted
              Exhibit "C"  - Warranty Bill of Sale
              Exhibit "D"  - Assignment
              Exhibit "E"  - Las Vegas Premises Lease
              Exhibit "F"  - Henderson Premises Lease
              Exhibit "G"  - 2.5 Acre Tract Lease
              Exhibit "H"  - Seller's Certificate
              Exhibit "I"  - Seller's Counsel Opinion
              Exhibit "J"  - Registration Rights Agreement
              Exhibit "K" - James J. Chaisson, Jr. Employment Agreement Exhibit "L" - John P. Chaisson Employment Agreement Exhibit "M" - Ryan A Cook Employment Agreement
              Exhibit "N"  - Buyer's Certificate
              Exhibit "O"  - Buyer's Counsel Opinion

         (d) FURTHER ACTIONS. From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         (e) PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not unreasonably be withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

         (f) SALES AND TRANSFER TAXES. All sales and transfer taxes, if any, incurred in connection with transfer of the Assets contemplated hereby shall be borne by the Buyer.

         (g) AMENDMENT. This Agreement may not be amended, modified or terminated except by an instrument in writing signed by all the parties to this Agreement.

         (h) GOVERNING LAW. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Nevada.

         (i) CONSTRUCTION. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement. As used in this Agreement the phrase "Seller's cost" or "dealer's cost" or any variation thereof shall be qualified by the phrase (excluding any Seller's internal cost).

         (j) INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

         (k) BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors, and permitted assigns. Only with the prior written consent of the Seller, which consent will not be unreasonably denied, the Buyer may assign its rights under this Agreement to a related entity, and the Buyer and its assignee shall be fully obligated, responsible and liable for performance of the Buyer's obligations hereunder regardless of any such assignment. The Seller and the Shareholder may not assign any of their rights or delegate any of their obligations hereunder. Any assignment in violation hereof shall be void.

         (l) ATTORNEYS' FEES. In the event any party institutes litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to ail other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

         (m) NOTICES. All notices and other communications hereunder shall be in writing, dated with the current date of such notice and signed by the party giving such notice. Notices shall be deemed to be duly received (i) on the date given or delivered personally or by telecopy or telex, or (ii) on the earlier of the date received or three business days after proven mailing, when mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


              if to Buyer:

              Cross-Continent Auto Retailers, Inc.
              1201 S. Taylor Street
              Amarillo, Texas 79101
              Attn: R. Wayne Moore

              if to Seller:

              JRJ Investments, Inc.
              2333 S. Decatur
              Las Vegas, Nevada 89102
              Attn: James J. Chaisson, Sr.

              if to Shareholder:

              James J. Chaisson, Sr.

              40 Innisbrook
              Las Vegas, Nevada 89113

              with a copy to:

              Jones, Jones, Close & Brown, Chartered
              3773 Howard Hughes Parkway, 3rd Floor South
              Las Vegas, Nevada 89109
              Attn: Douglas G. Crosby

         (n) DEFINITION OF KNOWLEDGE. As used in this Agreement, the Seller's or the Shareholder's Knowledge" shall include the knowledge of the Shareholder and the employees and agents of the Seller. Each representation and warranty that is limited to the Seller's or the Shareholder's "knowledge" is made with the understanding that the Seller or the Shareholder has examined whatever sources of information as are in the possession or control of the Seller or the Shareholder in order to verify the truth and accuracy of such representation and warranty.

         (o) EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties to this Agreement shall be responsible for his or its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

         (p) TIME IS OF THE ESSENCE. Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

         (q) WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         (r) CONSULTING AGREEMENT. James J. Chaisson, Sr. ("Consultant") agrees to provide consulting services to Buyer with respect to the operation of the Dealerships for a period of three years at such times and for such consulting fees and benefits (including without limitation, stock options for Buyer's common stock), as Consultant and Buyer mutually agree. Consultant agrees to maintain his current private office at the Las Vegas Dealership for such time within the three year period as Buyer shall reasonably request, provided that Consultant shall not be charged with any occupancy costs with respect to such office.

         (s) MEDIATION. If a dispute arises out of or relates to this Agreement, or the


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

              breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before restoring to arbitration, litigation, or some other dispute resolution procedure.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



BUYER:                                 SELLER:

CROSS-CONTINENT AUTO                   JRJ INVESTMENTS, INC.,
RETAILERS, INC.,                       a Nevada corporation
a Delaware corporation


By: /s/ ROBERT W. HALL                 By: /s/ JAMES J. CHAISSON, SR.
   -------------------------------        ----------------------------------
     Robert W. Hall,                      James J. Chaisson, Sr., President
     Senior Vice Chairman




                                       SHAREHOLDER:

                                       THE CHAISSON FAMILY TRUST-R501


                                       By: /s/ JAMES J. CHAISSON, SR.
                                          ----------------------------------
                                          James J. Chaisson, Sr. Trustee





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